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                                                                   EXHIBIT 10.56

                        CONFIDENTIAL SEPARATION AGREEMENT
                        AND GENERAL RELEASE OF ALL CLAIMS

        This Confidential Separation Agreement and General Release of All Claims ("Separation Agreement") is made by and between Fidelity National Information Solutions, Inc. ("FNIS"), formerly dba Vista Information Solutions, Inc. ("Vista"), Fidelity National Financial, Inc. ("FNF") and Howard Latham ("Employee") with respect to the following facts:

        A. Employee was employed by Vista as Chief Executive Officer pursuant to an Executive Employment Agreement, dated January 1, 2001 ("Employment Agreement"). A copy of the Employment Agreement is attached as Exhibit A.

        B. Employee and Vista are parties to a Stock Option Agreement (the "Option Agreement") granting Employee the right to purchase 280,000 shares of Vista Common Stock (the "Option") subject to the vesting schedules and other restrictions on exercise as set forth in the Option Agreement and Vista's 1999 Stock Option Plan (the "Stock Option Plan").

        C. As a result of the acquisition of Vista by Fidelity National Financial (the "Acquisition"), Employee's position was eliminated. Employee's employment ceased effective August 1, 2001 ("Separation Date"). The parties acknowledge that the Acquisition falls within the definition of "Change in Control" set forth in section 6.4(c) of the Employment Agreement.

        D. Pursuant to section 6.4(a) of the Employment Agreement, the parties are entering into this Separation Agreement. By entering into this Separation Agreement, the parties desire to settle all claims and issues that have, or could have been raised, in relation to Employee's employment with Vista and arising out of or in any way related to the acts, transactions or occurrences between Employee and Vista to date, including, but not limited to, Employee's employment with Vista or the termination of that employment, on the terms set forth below.

        THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

        1. Severance Package. FNIS agrees to provide Employee with the following payments and benefits ("Severance Package") to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

               1.1 Severance Payment. FNIS agrees to pay Employee the equivalent of twelve (12) months' base salary for a total of ($220,000), less all appropriate federal and state income and employment taxes ("Severance Payment"). The Severance Payment will be made in equal installments in accordance with FNIS' regular payroll schedule beginning the first payday following the Effective Date as described in section 11 below. In the event of Employee's death prior to the receipt of the Severance Payment in its entirety, any remaining portion of the Severance Payment shall be paid to Employee's estate n accordance with this section 1.1. FNIS also agrees to pay an incentive payment in the amount of thirty thousand dollars and no/100, $30,000.00, less applicable withholdings, per the terms and conditions of the Employment Agreement. This payment will be made to Employee 8 days after execution of this Agreement.



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               1.2 Continuation of Fringe Benefits.

                     (a) Health Benefits. FNIS agrees to continue all of Employee's health benefits (including medical, dental, vision and section 125 plan coverage) for twelve (12) months, effective August 1, 2001, on the same terms as when Employee was working, provided FNIS' insurance carrier or benefit plans allow for such benefits continuation. In the event FNIS' insurance carrier or benefit plans do not allow such coverage continuation, FNIS agrees to pay the premiums required to continue Employee's group health care coverage for the 12-month period under the applicable provisions of the Consolidated Omnibus Budget Reconciliation Action of 1985 ("COBRA"), provided that Employee elects to continue and remains eligible for these benefits under COBRA, and does not obtain health coverage through another employer during this period.

                     (b) Automobile Allowance. FNIS agrees to continue to pay Employee an automobile allowance in the amount of $500 per month, less applicable withholding and employment taxes for the 12-month period.

                     (c) Other Fringe Benefits. FNIS agrees to continue to provide Employee with any other fringe benefits that Employee enjoys as of the Separation Date for the 12-month period on the same terms as when Employee was working.

               1.3 Outplacement Services. FNIS agrees to provide Employee with outplacement services through DrakeBeamMorin, not to exceed $15,000, following the Separation Date.

               1.4 Stock Options. FNIS agrees to accelerate the vesting of Employee's Option such that the Option will be 100% vested on the Separation Date. With the exception of the vesting schedule outlined herein, the Option shall be subject to the terms and conditions of the Stock Option Plan and Option Agreement.

        2. General Release.

               2.1 Employee unconditionally, irrevocably and absolutely releases and discharges FNIS, and any parent and subsidiary corporations, divisions and affiliated corporation, partnerships or other affiliated entities of FNIS, past and present, as well as FNIS' employees, officers, directors, agents, successors and assigns (collectively, "Released Parties"), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by laws, including, but not limited to, Employee's employment with FNIS, the termination of Employee's employment, and all other less, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any connected with Employee's employment with FNIS. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, but not limited to alleged violations of the California Labor Code or the federal Fair Labor Standards Act, Title VII of the Civil Rights Act of 1964 and the California Fair Employment and Housing Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended (the "ADEA"), and all claims for attorneys' fees, costs and expenses.



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               2.2 Employee acknowledges that Employee may discover facts of law different from, or in addition to, the facts or law that Employee knows or believes to be true with respect to the claims related in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the release contained in it shall be and remain effective in all respect notwithstanding such different or additional facts or the discovery of them.

               2.3 Employee declares and represents that Employee intends this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and, regardless of the adequacy or inadequacy of the consideration, Employee intends to release herein to be final and complete. Employee executes this release with the full knowledge that this release covers all possible claims against the Released Parties, to the fullest extent permitted by law.

               2.4 Employee expressly waives Employee's right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee's behalf, related in any was to the matters related herein.

        3. California Civil Code Section 1542 Waiver. Employee expressly acknowledges and agrees that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

               A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

        4. Representation Concerning Filing of Legal Actions. Employees represent that, as of the date of this Separation Agreement, Employee has not filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against FNIS or any of the other Released Parties in any court or with any governmental agency. Employee further agrees that, to the fullest extent permitted by law, Employee will not prosecute, nor allow to be prosecuted on Employee's behalf, in any administrative agency, whether state or federal, or in any court, whether state or federal, any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, the Released Parties will be absolutely, unconditionally and forever discharged of and from all obligations to or on behalf of Employee related in any way to the matters discharged herein.

        5. Consulting Services. Pursuant to section 6.2(b)(iii) of the Employment Agreement, Employee agrees to make himself available during the 12-month period following the Separation Date, as needed, without any additional compensation, to provide consulting services to FNIS. Employee agrees to be available to answer business-related questions by phone or in person and to travel on FNIS business, at FNIS' expense, as needed. The consulting arrangement does not prevent Employee from seeking or fulfilling other employment, as long as it does not violate any other provision of this Agreement. Employee understands and agrees that as a consultant, he will not be an employee of FNIS and will not be eligible for any FNIS benefits other than those specified above.




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Employee agrees to comply with all laws applicable to him in the performance of his duties as a consultant. Employee agrees to provide all tools and instrumentalities, if any, required to perform the services under this Agreement, however, FNIS will allow Employee to retain his laptop, Palm Pilot, cell phone, and other similar business items, to facilitate the efficient rendering of Employee's services to FNIS as a consultant. Such business items shall be used by Employee, if at all, at Employee's discretion. At the end of the 12-month period, Employee will return these business items to FNIS.

        6. 280G. Notwithstanding section 1 above, if it is determined that the amounts and benefits payable to Employee under this Separation Agreement, when considered together with any other amounts payable to Employee as a result of the Change in Control (as defined in the Employment Agreement), cause such payments to be treated as "excess parachute payments" within the meaning of
Section 280G of the Internal Revenue Code, FNIS shall reduce the amount payable to Employee under Section 1 (to the least extent possible) to an amount that will not subject Employee to the imposition of tax under Section 4999 of the Internal Revenue Code.

        7. Mutual Nondisparagement. All parties agree that neither will not make any voluntary statements, written or oral, or cause or encourage other to make any such statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of FNIS, Employee or any of the other Released Parties.

        8. Confidentiality and Return of FNIS Property.

               8.1 Confidential Separation Information. Employee agrees that the terms and conditions of this Separation Agreement, as well as the discussions that led to the terms and conditions of this Separation Agreement (collectively referred to as the "Confidential Separation Information") are intended to remain confidential between Employee and FNIS. Employee further agrees that Employee will not disclose the Confidential Separation Information to any other persons, except that Employee may disclose such information to Employee's immediate family members and to Employee's attorney(s) and accountant(s), if any, to the extent needed for legal advice or income tax reporting purposes. When releasing this information to any such person, Employee shall advise the person receiving the information of its confidential nature. Neither Employee, nor anyone to whom the Confidential Separation Information has been disclosed, will respond to, or in any way participate in or contribute to, any public discussion, notice or other publicity concerning the Confidential Separation Information. Without limiting the generality of the foregoing, Employee specifically agrees that neither Employee, Employee's immediate family, Employee's attorney nor Employee's accountant, if any, shall disclose the Confidential Separation Information to any current, former or prospective employee of FNIS. Nothing in this Section will preclude Employee from disclosing information required in response to a subpoena duly issued by a court of law or government agency having jurisdiction or power to compel such disclosure, or from giving full, truthful and cooperative answers in response to a duly issued subpoena.

               8.2 Confidential or Proprietary Information. Employee also agrees that Employee will not use, remove from FNIS' premises, make unauthorized copies of or disclose and confidential or proprietary information of FNIS or any affiliated or related entities, including but not limited to, their trade secrets, copyrighted information, customer lists, any information encompassed in any research and development, reports, work in progress, drawings, software, computer files or models, designs, plans, proposals, marketing and sales programs, financial projections, and all



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concepts or ideas, materials or information related to the business or sales of
FNIS and any affiliated or related entities that has not previously been released to the public by an authorized representative of those companies.

               8.3 Continuing Obligations. If Employee has signed a confidentiality or proprietary rights agreement (or any other agreement protecting the confidentiality of FNIS information), Employee understand that certain terms and conditions of that agreement survive the termination of Employee's employment, and as such, Employee agrees to abide by such surviving provisions of the agreement. In addition, Employee agrees to continue to comply with all surviving provisions of the Employment Agreement, including but not limited to section 9 ("Nonsolicitation").

               8.4 Return of Company Property. By signing this Separation Agreement, Employee represents and warrants that Employee will have returned to FNIS on or before the Separation Date, all Vista property, including all confidential and proprietary information, as described in section 8.2 above, and all materials and documents containing trade secrets and copyrighted materials, including all copies and excerpts of the same.

        9. Enforcement. If Employee breaches any of the terms in section 7 or 8 above or their subparts, FNIS will immediately cease providing the severance payments described in section 1.1 above, to the extent those payments have not yet been provided.

        10. No Admissions. By entering into this Separation Agreement, the Released Parties make no admission that they have engaged, or are not engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

        11. Older Workers' Benefit Protection Act. This Separation Agreement is intended to satisfy the requirements of the Older Workers' Benefit Protection Act, 29 U.S.C. Section 626(f). Accordingly, Employee acknowledges and agrees that Employee has read and understand the terms of this Separation Agreement; that this Separation Agreement advises Employee in writing that Employee may consult with an attorney before executing this Separation Agreement, if desired; that Employee has obtained and considered such legal counsel as Employee deems necessary; that Employee has been given twenty-one days to consider whether or not to enter into this Separation Agreement (although Employee may elect not to use the full 21-day period at Employee's option); and that by signing this Separation Agreement, Employee acknowledges that Employee does so freely, knowingly, and voluntarily. The Separation Agreement shall not become effective or enforceable until the eighth day after Employee signs the Separation Agreement ("Effective Date"). In other words, the Employee may revoke acceptance of this Separation Agreement within seven (7) days after signing it. The Employee's revocation must be in writing and received by Frankie Campe, by 5:00 p.m. Pacific Standard Time on the seventh day in order to be effective. The payments and benefits described in section 1 and its subparts will become due and payable after the Effective Date, provided the Separation Agreement has not been revoked. This Separation Agreement does not waive or release any rights or claims that Employee may have under the ADEA that arise after the execution of this Separation Agreement.

        12. Severability. In the event any provision of this Separation Agreement shall be found unenforceable by a court of competent jurisdiction, the provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that FNIS



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shall receive the benefits contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

        13. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America of California. Each of the parties irrevocably consents to the exclusive jurisdiction of the federal and state courts located in California, as applicable, for any matter arising out of or relating to this Separation Agreement.

        14. Binding on Successors. The parties agree that this Separation Agreement shall be binding on, and inure to the benefit of, their successors and assigns.

        15. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by Employee in breach hereof. Employee agrees that in the event an action or proceeding is instituted by the Released Parties in order to enforce the terms or provisions of this Separation Agreement, the Released Parties shall be entitled to an award of reasonable costs and attorneys; fees incurred in connection with enforcing this Separation Agreement.

        16. Good Faith. The parties agree to do all things necessary and appropriate, including executing further documents, to carry out and effectuate the terms and purposes of this Separation Agreement.

        17. Entire Agreement; Modification. This Separation Agreement, including the definitions and surviving provisions of the Employment Agreement (Exhibit
A), the Stock Option Plan, the Option Agreement and any confidentiality or proprietary rights agreement signed by Employee, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. It is agreed that there are no collateral agreements or representations, written or oral, regarding the terms and conditions of Employee's separation of employment with FNIS and settlement of all claims between the parties, other than those set forth in this Separation Agreement. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.




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THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND
FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

                                           Employee

Dated:  August 14, 2001               By:   /s/ HOWARD LATHAM
        -----------------                 --------------------------------------
                                             Howard Latham


                                           Fidelity National Information
                                           Solutions, Inc.


Dated:  August 14, 2001               By:   /s/ NEIL JOHNSON
        -----------------                 --------------------------------------
                                            Neil Johnson
                                            Senior Vice President Finance and
                                            Administrative and Chief
                                            Financial Officer



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